Filed pursuant to Rule 433
Dated February 15, 2007

Relating to
Preliminary Pricing Supplement No. 207 dated February 14, 2007 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

CAD1,250,000,000 4.50% Fixed Rate Senior Notes Due 2012
CAD900,000,000 4.90% Fixed Rate Senior Notes Due 2017
CAD350,000,000 Floating Rate Senior Notes Due 2012

CAD1,250,000,000 4.50% Fixed Rate Senior Notes Due 2012 (“2012 Fixed Rate Notes”)
Issuer:	Morgan Stanley
Aggregate Principal Amount:	CAD1,250,000,000
Maturity Date:	February 23, 2012
Trade Date:	February 15, 2007
Original Issue Date (Settlement Date):	February 23, 2007 (5 New York business days after the Trade Date)
Interest Accrual Date:	February 23, 2007
Issue Price (Price to Public):	99.849%
Agents’ Commission:	0.35% of the Aggregate Principal Amount
All-in Price:	99.499%
Net Proceeds to Issuer:	CAD1,243,737,500
Interest Rate:	4.50% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:

Equal, semi-annual payments on February 23 and August 23 of each year, commencing on August 23, 2007 (using Actual/365 (Fixed) when calculating interest accruals during any interest period and 30/360 when calculating amounts due on any Interest Payment Date (also known as the Actual/Actual Canadian Compound Method))

Specified Currency:	Canadian dollar (“CAD”)
Denomination:	CAD100,000 and integral multiples of CAD1,000
Business Day:	Toronto and New York
Listing:	None
Sub-Paying Agent:	BNY Trust Company of Canada
Clearance and Settlement:	CDS Clearing and Depository Services Inc.
Tax Redemption:

The Issuer may redeem, in whole but not in part, the 2012 Fixed Rate Notes at the Issuer’s option at any time prior to maturity, upon the giving of a notice of tax redemption as described in the accompanying prospectus, at a redemption price equal to 100% of the principal amount of those notes, together with accrued and unpaid interest to the date fixed for redemption, if the Issuer determines that the Issuer has or will become obligated to pay additional amounts, as described in the accompanying prospectus.

CUSIP:	617446E88
ISIN:	CA 617446E880
Common Code:	028869452
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley, RBC Capital Markets, and Scotia Capital BMO Capital Markets and TD Securities

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Preliminary Pricing Supplement No. 207 dated February 14, 2007
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006

CAD900,000,000 4.90% Fixed Rate Senior Notes Due 2017 (“2017 Fixed Rate Notes”)
Issuer:	Morgan Stanley
Aggregate Principal Amount:	CAD900,000,000
Maturity Date:	February 23, 2017
Trade Date:	February 15, 2007
Original Issue Date (Settlement Date):	February 23, 2007 (5 New York business days after the Trade Date)
Interest Accrual Date:	February 23, 2007
Issue Price (Price to Public):	99.617%
Agents’ Commission:	0.40% of the Aggregate Principal Amount
All-in Price:	99.217%
Net Proceeds to Issuer:	CAD892,953,000
Interest Rate:	4.90% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:

Equal, semi-annual payments on February 23 and August 23 of each year, commencing on August 23, 2007 (using Actual/365 (Fixed) when calculating interest accruals during any interest period and 30/360 when calculating amounts due on any Interest Payment Date (also known as the Actual/Actual Canadian Compound Method))

Specified Currency:	Canadian dollar
Denomination:	CAD100,000 and integral multiples of CAD1,000
Business Day:	Toronto and New York
Listing:	None
Sub-Paying Agent:	BNY Trust Company of Canada
Clearance and Settlement:	CDS Clearing and Depository Services Inc.
Tax Redemption:

The Issuer may redeem, in whole but not in part, the 2017 Fixed Rate Notes at the Issuer’s option at any time prior to maturity, upon the giving of a notice of tax redemption as described in the accompanying prospectus, at a redemption price equal to 100% of the principal amount of those notes, together with accrued and unpaid interest to the date fixed for redemption, if the Issuer determines that the Issuer has or will become obligated to pay additional amounts, as described in the accompanying prospectus.

Optional Redemption:

The Issuer may redeem, in whole or in part, the 2017 Fixed Rate Notes at the Issuer’s option at any time and from time to time on payment of a redemption price equal to the greater of (i) the Canada Yield Price and (ii) 100% of the principal amount, together in each case with accrued and unpaid interest to the date fixed for redemption. The Issuer will give notice of redemption at least 30 calendar days and not more than 60 calendar days before the date fixed for redemption.

Canada Yield Price:

Redemption price of the 2017 Fixed Rate Notes calculated to provide a yield to maturity, equal to the sum of (i) the Government of Canada Yield calculated at 10:00 a.m. (Toronto time) on the third business day preceding the redemption date and (ii) 21 basis points

CUSIP:	617446E70
ISIN:	CA 617446E708
Common Code:	028869398
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley, RBC Capital Markets, and Scotia Capital BMO Capital Markets and TD Securities

CAD350,000,000 Floating Rate Senior Notes Due 2012 (“Floating Rate Notes”)
Issuer:	Morgan Stanley
Aggregate Principal Amount:	CAD350,000,000
Maturity Date:	February 23, 2012
Trade Date:	February 15, 2007
Original Issue Date (Settlement Date):	February 23, 2007 (5 New York business days after the Trade Date)
Interest Accrual Date:	February 23, 2007
Issue Price (Price to Public):	100%
Agents’ Commission:	0.35% of the Aggregate Principal Amount
All-in Price:	99.65%
Net Proceeds to Issuer:	CAD348,775,000
Base Rate:	3-month CDOR
Spread (plus or minus):	Plus 0.22%
Index Maturity:	3 months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly payments on February 23, May 23, August 23 and November 23 of each year, commencing on May 23, 2007 (using Actual/365 day count convention)
Initial Interest Rate:	The Base Rate plus 0.22% as determined on the Interest Accrual Date
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates:	Each Interest Reset Date
Specified Currency:	Canadian dollar
Denomination:	CAD100,000 and integral multiples of CAD1,000
Reporting Service:	Reuters (page CDOR)
Business Day:	Toronto and New York
Listing:	None
Calculation Agent:	The Bank of New York
Sub-Paying Agent:	BNY Trust Company of Canada
Clearance and Settlement:	CDS Clearing and Depository Services Inc.
Tax Redemption:

The Issuer may redeem, in whole but not in part, the Floating Rate Notes at the Issuer’s option at any time prior to maturity, upon the giving of a notice of tax redemption as described in the accompanying prospectus, at a redemption price equal to 100% of the principal amount of those notes, together with accrued and unpaid interest to the date fixed for redemption, if the Issuer determines that the Issuer has or will become obligated to pay additional amounts, as described in the accompanying prospectus.

CUSIP:	617446E96
ISIN:	CA 617446E963
Common Code:	028869487
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley, RBC Capital Markets, and Scotia Capital BMO Capital Markets and TD Securities